EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the shares of Class A Common Stock of Industrial Tech Acquisitions II, Inc. dated June 30, 2023 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Exos Asset Management LLC

By:	/s/ Neil Radey
Name:	Neil Radey
Title:	General Counsel

Exos Collateralized SPAC Holdings Fund LP By, Exos Collateralized SPAC Holdings Fund GP LLC (General Partner to the Collateralized SPAC Fund)

By:	/s/ Neil Radey
Name:	Neil Radey
Title:	General Counsel